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                                 EXHIBIT 99.1


                                 Press Release
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FOR IMMEDIATE RELEASE                     CONTACT:    Michael Sund
October 1, 1996                                       (619) 453-8030

              MYCOGEN ACQUIRES MAJOR SOUTH AMERICAN SEED COMPANY

     SAN DIEGO, Calif. -- Mycogen Corporation (Nasdaq: MYCO) has expanded its seed business in South America with the acquisition of Morgan Seeds, Argentina's third largest seed company.

     Jerry Caulder, Mycogen's chairman and chief executive officer, said Mycogen paid $27.4 million in cash, including repayment of long-term debt, for Morgan, which has annual sales of approximately $25 million.

     "This acquisition immediately expands Mycogen's seed sales base and opens up significant growth opportunities in one of the world's most important markets for hybrid corn and sunflower seed," Caulder said. "Our genetics and insect-resistance and oil seed technology will provide the basis for many new, value-added, products for South America."

     Mycogen's wholly owned Mycogen Seeds subsidiary is the sixth largest seed company in the United States, and ranks fourth in sales of seed corn, which accounts for about half of $3 billion in total annual seed sales to U.S. farmers. Argentina ranks third, behind the U.S. and France in hybrid corn production, and is the world's largest sunflower producer. Mycogen Seeds is the second leading U.S. marketer of hybrid sunflower seed.

     Mycogen will combine its Agrigenetics, S.A., subsidiary in Argentina with Morgan, and has appointed its Argentinean general manager, Ezequiel Fonseca, to head the combined company, which will market seed products under the Morgan(R) brand in several South American countries.

     "Increased international distribution leverages our research and development investments in the U.S.," said Carl Eibl, Mycogen's president and chief operating officer. "Mycogen will supply technology and resources to help Morgan grow. We will share germ plasm and value-added traits, but Morgan's management will have considerable autonomy in product development and sales."

     Mycogen's forward-looking statements are based on projections and estimates regarding the economy and the seed and crop protection industries. Various factors could cause actual results to vary significantly from management's expectations. These include the impact of weather on production and sales, actions by competitors and regulatory agencies, intellectual property positions, fluctuations in international currency, commodity prices and crop acreage.

     Mycogen is a diversified agricultural biotechnology company that develops and markets technology-based products and provides crop protection services to control agricultural pests and improve food and fiber production. Mycogen Seeds develops and markets planting seeds for improved crop varieties with genetically enhanced insect-resistance and other value-added characteristics. Mycogen Crop Protection develops and markets environmentally compatible biopesticides and provides crop protection services to growers of high value crops in California and Arizona.

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NOTE:  Mycogen news releases are available on the company's World Wide Web site:
http://www.mycogen.com